Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-168552, 333-136963, 333-85368, 333-84787) of BioMarin Pharmaceutical Inc. of our report dated February 24, 2011 relating to the financial statements of BioMarin/Genzyme LLC, which appears in this Form 10-K

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 24, 2011